Exhibit 99.1

Cesca Therapeutics Inc.

Fiscal 2017 First Quarter Financial Results Conference Call

Thursday, November 17, 2017, 5:00PM Eastern

CORPORATE PARTICIPANTS

Dr. Xiaochun “Chris” Xu, Interim Chief Executive Officer

Mr. Mike Bruch, Chief Financial Officer

Dr. Dalip Sethi, Director, Clinical Research

PRESENTATION

Operator

Good day and welcome to the Cesca Therapeutics' Fiscal 2017 First Quarter Financial Results Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” and then “1” on your telephone keypad, to withdraw your question, please press “*” and then “2.” Please note, this event is being recorded.

The company has asked that I read the following statement. Management will make comments today that contain forward-looking statements. Forward-looking statements are any statements that are made that are not historical facts.

These forward-looking statements are based on current expectations of the management team, and there could be no assurance that such expectations will come to fruition because forward-looking statements involve risks and uncertainties, Cesca’s actual results could differ materially from management’s current expectations.

Please refer to the press release, the company’s Forms 10-K, 10-Q, S4 and other periodic SEC filings for information about factors that could cause different outcomes. The information presented today is time-sensitive and is accurate only at this time. If any portion of this call is rebroadcast, retransmitted, or redistributed at a later date, Cesca will not be reviewing nor updating this material.

That said, I would now like to turn the conference over to Dr. Chris Xu. Please go ahead.

Chris Xu

Thank you, operator and good afternoon everybody. I am Chris Xu, and the Chairman and Interim CEO of the company. Today, I have with me Mike Bruch, our Chief Financial Officer; and Dr. Dalip Sethi, our Director of Clinical Research. We thank you for joining us for our 2017 earnings and investor update call.

So today we are going to break the discussion today into four sections. First of all, we will update you with a high-level operating outcome for the first quarter of 2017.

Our Chief Financial Officer, Mike, will walk you through some of the details of the 2017 Q1 financial results, and give you an update on our overall financial conditions. I will then update you with our ongoing activity with our clinical program, especially around our leading program of autologous cell-based therapy for critical limb ischemia, or CLI.

In the third part, I will update you with some of our recent changes to the board and the management level at the company. And lastly, in light of those changes, I will give you an update on where we see the future of the company. And after these updates, we’ll open for a question-and-answer session in the end.

So with that, I would first like to turn the call over to Mike for a detailed description on our quarterly finance. Mike?

Mike Bruch

Thank you Chris, and welcome to the Cesca team. This quarter was a very positive quarter. Our revenues were up and our expenses were down compared to prior year. In fact, our revenues were the highest they've been in over a year as we received a stocking order from one of our largest customers. We expect this trend to continue into our second quarter. We also continue to see positive trends in our expenses as of the result of our September 2015 restructuring initiatives and other cost-saving initiatives that we have implemented over the last twelve months.

Net revenues for the three months ended September 30, 2016 were $3.8 million, compared to $2.8 million for the three months ended September 30, 2015. Improved revenues were primarily the result of a stocking order for AXP disposables. We also had Res-Q products increase as a result of a final shipment to our largest distributor consistent with the company's plan to withdraw the product from the market.

The company's gross profit was $1.4 million or 37% of net revenues for the three months ended September 30, 2016, compared to $400,000 or 13% for the corresponding fiscal 2016 period. Gross profit increased primarily due to lower overhead cost as a result of the company’s September 2015 restructuring initiatives to reduce headcount primarily associated with our cord-blood banking product line and higher inventory reserves in the first quarter of fiscal 2016.

Operating expenses were $3.3 million for the three months ended September 30, 2016, compared to $4.3 million for the three months ended September 30, 2015. The decrease is primarily due to lower personnel costs as a result of the company's 2015 restructuring initiatives and reductions in rent expenses associated with consolidation of the company's US operations into its Rancho Cordova facility.

Net loss was $22.4 million for the three months ended September 30, 2016 compared to $3.4 million for the corresponding fiscal 2016 period. The increase in net loss was primarily due to non-cash charges of approximately $20.4 million of interest expense and amortization of debt discount associated with converting $12.5 million of convertible debt into common stock. These non-cash charges were partially offset by the increase in gross profit and the decrease in operating expenses as previously described.

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In addition to the results reported in accordance with US GAAP, Cesca also uses a non-GAAP measurement, adjusted EBITDA, to evaluate operating performance and to facilitate comparison with historical results and trend. Adjusted EBITDA loss was $1.4 million for the three months ended September 30, 2016, compared to $3.2 million for the three months ended September 30, 2015. The decrease in adjusted EBITDA loss was the result of improved gross profit and lower operating expenses as already described.

At September 30, 2016, the company had cash and cash equivalents of $5.6 million and working capital of $8.2 million. This compares to cash and cash equivalents of $5.8 million and working capital of $7.3 million at June 30, 2016. The increase was primarily due to an August 2016 equity financing that generated net proceeds of approximately $2.1 million.

Now, I would like to turn the call back over to Chris.

Chris Xu

Thank you, Mike. Now turning to our clinical program, critical limb ischemia, or CLI, is currently our leading clinical program for autologous cell-based therapy. As you all know, in Cesca, we are a strong believer of autologous cell-based treatments. There are currently two major trends in cell-based therapy.

One form is to use a generic form that is produced from expansion of other people’s stem cells, which is called allogeneic use. Whereas the other form is to use someone’s own cells, which is also called autologous to be used for certain disease conditions.

So here in Cesca, we believed the autologous cell-based therapies have the advantage of being safer and without potential issues of immune rejection. So, if such approach is proven efficacious in a clinical trial then that can be of great news for the patients. So Cesca is the leading provider for autologous cell-based therapy.

Our MXP and SurgWerks system both provides a point-of-care apparatus that is capable of delivering a clinical-ready autologous cell-based product which reduces our timeframe in the operating room setting. We believe this uniqueness enables us to move forward in various very important disease areas and thus it also gives us the competitive advantage we need to advance our clinical program. CLI is currently our leading clinical program, which uses our proprietary autologous cell-based technology for the treatment of patients with late-stage no-option critical limb ischemia.

So, annually, there are close to 70,000 CLI-related amputations in the US alone. So in the previous fiscal year, we received the US FDA clearance for a Phase III clinical trial using amputation-free survival as a primary hard endpoint.

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In May of 2016, the company submitted an IDE supplement, proposing to the FDA the use of transcutaneous oxygen pressure or TCPO2 as a surrogate endpoint. TCPO2 is a non-invasive and clinical-accepted method for measuring the amount of oxygen diffused from capillaries through the skin, and it reflects both the oxygen supply and metabolic demands in the specific region.

The FDA approved both approaches including the proposed change using TCPO2 as a non-invasive surrogate endpoint. However, the FDA also required Cesca to further validate TCPO2 as a surrogate for clinical outcome, for instance using an additional trial prior to granting the premarketing approval or PMA. So, currently, we are engaged in an active ongoing dialogue with the FDA to finalize the clinical design that will lead to a clear path to PMA. So that’s the current status for the clinical trial.

So for the third part, let me update you with some recent changes to the board and management level of the company. During 2017, the first quarter, the company elected to convert a $12.5 million convertible debenture from BoyaLife into equity. So as a result, BoyaLife now collectively holds approximately 70% equity of the company, the company’s outstanding common stock, which makes it the company's largest shareholder.

On November the 03, 2016, BoyaLife acting in its capacity as the company's majority shareholder removed Mr. Craig Moore, Mr. Mark Bagnall and Mr. Robin Stracey from the board without cause. Additionally, Ms. Vivian Liu and Mr. James Xu were appointed to the board as the nominees of BoyaLife pursuant to a nomination and voting agreement between BoyaLife and the Company. Mr. Robin Stracey was also removed as Chief Executive Officer of the Company.

Ms. Vivian Liu is an experienced Corporate Executive with a strong Pharma industrial background. She is a co-founder of Apricus Biosciences, which is a NASDAQ-traded company and has served in numerous capacities including Chairman of the Board, Chief Executive Officer and Chief Financial Officer. Mr. James Xu is an experienced attorney with strong experience in intellectual property, corporate strategies and merger and acquisitions.

So the addition of these two board members along with the three existing board members including Dr. Mahendra Rao, a renowned expert in the stem cell field, Mr. Michael Rhein, a retired Senior Executive from Deutsche Bank constitutes a diverse background on pharmaceutical industry, global market finance and legal expertise. So, I am currently serving as the Chairman of the Board and interim CEO of the Company.

The Company is also in search of two additional directors to further strengthen its leadership in the cell-based therapeutic area. The cell-based therapeutic field is a fast growing area. The Company believes that it has a unique position in the field that it should expand and grow upon. We believe the change of leadership will help better position the Company for future growth.

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So now, last but not the least, let me elaborate on where we see the future of the Company. I have recently been asking many people for their perception of the Company.

Well, interestingly, many people see the Company as a device Company that provides stem cell isolation for cord blood banking and also with a clinical program for CLI. I believe this Company is way more than that. The Company believes that it is very uniquely positioned in the fast growing cell processing and cell therapeutic field. The key strategy for the Company to grow in the life science field is really to establish barriers and competitive advantages. We believe Cesca is well positioned in the same.

The Company not only has a long history of being a market leader in providing automated cell processing technologies, it is also the only player out there right now that is capable of providing a point-of-care device that can isolate autologous patient stem cell from blood or from bone marrow within 90 to 120 minutes, which is critical for in the operating room usage. As you are already aware, the cell-based therapeutics has been growing very fast over the past ten years.

We believe that this will be the third major component of future therapeutics in addition to the existing small molecule-based therapeutics and large molecule-based therapeutics. We believe this is the future and we certainly want to strengthen our leadership position in this field. Secondarily with regards to our clinical program, we believe the Company is one of a few companies that have unique platforms for autologous cell-based therapy.

Not only so, we believe that the Company has a strong proprietary platform, autologous cell-based therapeutics has the advantage of being safer and possess less risks to patients. We want to ensure that the company is not a one-trick pony. We have a much broader pipeline in CLI alone which includes orthopedic applications, other vascular diseases and so on.

So what we expect to do for the next phase on the clinical side is really to start advancing our second and third therapeutic pipelines. This can be done either internally or externally through strategic partnership. In the future, we would like to see a robust pipeline of autologous cell-based therapeutics around several key indications or do the part a shared common platform. We anticipate that there will be changes to the company with respect to how we will position, how we will execute and how we will move forward to create such competitive advantage and core competence.

Along with the recent changes to management, we expect to redefine the company’s goal. The goals are not far from the past, but we expect to put more emphasis on clear, defined, short-term, mid-term and long-term achievable goals. We expect to put more emphasis on short-term and mid-term deliverables and also focus on establishing a long-term strategic leadership position for continuous growth of the Company.

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On short-term speaking, we expect to establish a leadership position in the fast growing automated cell processing field, cell-based therapy and cell processing is estimated to be a $20 billion market as compared to less than a $1 billion market for the cord blood banking. We believe the Company is uniquely positioned in its point-of-care devices. Based on our discussion with clinicians and other market participants, we believe this is what they want.

We expect to expedite our development and registration of new products, particularly around platform-based point-of-care apparatus to be used in clinical section. We believe that demand is there. We also expect to expedite our global registration and launch of new...of our proprietary MXP technology-based product for clinical settings. We anticipate that another short term goal will be to speed up our clinical development through global partnership.

We are optimistic for the FDA’s feedback on our leading CLI program and we are in discussion with the FDA to clarify a clear path to PMA. We expect another one of our goals will be to identify a global strategic partner that can co-develop this through different regimes around the world.

We anticipate that one of our mid-term goals will be to launch more advanced systems such as SurgWerks and CellWerks, which we believe will strengthen our leadership position in automated cell-processing field. On our clinical development side, we anticipate that one of our goals will be to start our second and third pipeline development in different indications. We expect that these will be all autologous cell-based therapy viewed around our proprietary technology platform.

Finally, we anticipate our long-term goal will be to establish a company that has a strong leadership position in the point-of-care device providing clinicians within the operating room use of cell-processing capacity. The second will contribute a robust pipeline for autologous cell-based therapeutics that this company is truly looking forward to establishing a clear competitive advantage in the growing region to the medicine field. If we can accomplish all these goals we believe the Company will be in a different position then we are currently in.

With that, I’d like to open the call up for questions. Operator?

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QUESTION AND ANSWER

Operator

Absolutely. We will now begin the question and answer session. To ask a question, you may press “*” and then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” and then “2.”

Our first question comes from Jason Kolbert of Maxim Group. Please go ahead.

Jason Kolbert

Hi guys, thank you so much for the management update. A couple of things, I’m a little bit confused as to the way you are positioning autologous cell therapy as safe and effective, essentially maximizing the risk of allogeneic therapy. That’s an old message that I did my very best to help extinguish five years ago. And I just don’t think that’s valid. I do think your positioning on point-of-care is valid and it is interesting and exciting. My specific question for you though as I’m really confused as to what the regulatory strategy is in CLI. My understanding is the FDA said to you that TcPO2 is not an acceptable endpoint for a CLI trial, are you saying that the FDA will let you run a trial with TcPO2 but they won’t approve it and you’re never going to get reimbursed for it? A CLI trial today, my understanding, has got to have AFS or adjudicated AFS as an endpoint. So I’m a little confused. Are you claiming that you are going to go forward in CLI with the TcPO2 endpoint?

Chris Xu

Jason, thanks for the question, actually these questions are very important. So let me address to the CLI therapeutic first. So originally we put the IDEs virtually using amputation free survival as a hard endpoint. And that is accepted, so in middle of this year we put in a supplement, which really proposing used TcPO2 which is a surrogate marker, as you are aware of. And FDA also accepted with the caveat that well there are no directed link of TcPO2 to a clinical outcome.

So really upon the company to demonstrate a link between the two, so with that, so if we move forward with TcPO2, the concept will be well we need to demonstrate one way or another for instance through additional trial to link the two. So you are correct on that thing. So what is happening right now is we are really trying to get a path that leads to PMA. A clear path to PMA. We don’t want to be in a dilemma that we finish a trial but the product is not launchable. So we are in active discussions with the FDA to see whether there’s a path that we can find that really clarify which design we will take to lead to a PMA filing. So this is the current status. But we are very optimistic on that.

With regards to whether we will move forward on this, I think once we identify that CLI is currently by far the leading clinical program of our autologous cell-based therapeutics, so it is a very important clinical program. But as I said, this company is more than a one-trick pony, and autologous cell-based therapy has various different usages in different indications. We currently want to move forward in other indications as well.

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Jason Kolbert

Okay. So what I hear you saying is that while CLI is interesting, without a clearly defined path that will translate into a commercial product, you’re going to begin to re-review the pipeline and look at what other indications make sense within the scope and breadth of the financial resources available for the company. We’ve seen examples, for example, in scleroderma by another autologous company and so I never really understood why a company with the size and scope of limited resources as Cesca and not the new company, which is really owned by Boyalife with a different set of resources would go after CLI versus say other indications that might have a shorter end point and a more clearly defined pathway. So if I read what you’re saying right, is that you’re now going through an adjudicated review of the entire pipeline and that new priorities could emerge with new clinical pathways and goals that would satisfy the short-term and mid-term pipeline review that you were talking about previously. Is that correct?

Chris Xu

You are correct only half way in the sense that we still view CLI as a very important clinical program. So with our limited resource we are still heavily focused on this. But as a Pharma background as I am, for drug development and in this case cell-based therapeutic development which is very similar, we have to be very conscientious of building up a pipeline rather than one therapeutics for a company of any size. With regard to limited resource, advancing clinical trial really can come in from different resource backgrounds and it can be driven internally by capital rate or driven externally by global partnership. So, I don’t think we are saying in any sense that we were re-prioritized and downgrading CLI. Actually on the contrary we will still very actively pursue on that as our current, most leading clinical indication. But in addition to that, we are building up a pipeline.

Jason Kolbert

With all due respect to you, I don’t think that makes sense. First of all, I don’t know what mysterious partner you think is going to emerge to run a global CLI trial. I think it’s very clear that what the FDA wants is a 1,000 person, $60 million global trial and that’s clearly not going to happen. And I think the opportunity now is for Boyalife to step in and do a strategic review of the pipeline, pushing forward with CLI and TcPO2 essentially is an exploratory trial, so, in maximizing the risk associated with allogeneic therapy, which is the competitive landscape versus autologous also is a nonsensical approach. So I’m not so sure that we agree. And you said that you are a pharmaceutical executive… (breaking up) there’s no pharmaceutical… (breaking up)

Chris Xu

You’re breaking up……

Jason Kolbert

I think there are varied differences.

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Chris Xu

Sure. And I think I hear you right. So as I said, the CLI once we get a clear path to TMA, the company will move forward and this is still in the plan and that’s in our priority. So the partnership is really not to say run another trial just in the same indication. Just like any program, it can be run by Cesca alone or can be a run in a global partnership either with Boyalife or with non-Boyalife partner. So that’s the strategy with CLI. With other programs clearly the companies see values to bring up other indications with autologous cell-based therapy. I’m totally aware of allogeneic treatment, as you bring up in your early question. It’s really a different approach. From FDA’s perspective, allogeneic approach really ranked higher in its risk and higher in its regulatory requirement.

Jason Kolbert

That is not true…

Chris Xu

So there is cons and pros.

Jason Kolbert

Just so we are clear that is not true. That is not a factual statement.

Chris Xu

In term of strategy it really depends on different companies, some company focusing on large molecules, some company focusing on small molecules. They’re really not right or wrong for each approach. It’s really the best approach for any individual company. So I think I cannot argue if another company comes up and say, allogeneic test is where they see how to position their company…..I cannot comment on that. But for Cesca we clearly see we want to view it as a consolidated platform and want to create competitive advantage. And autologous is where we see it.

Jason Kolbert

Thank you so much for taking my questions. And I look forward to future updates. And it is very interesting to watch the changes evolve. And I really wish you the best of luck and we’ll be watching. Thank you.

Chris Xu

Thank you.

Operator

Once again, if you have a question, please press “*” and then “1” on your telephone keypad and once again bear in mind if you are using a speakerphone, please pickup your handset before pressing the keys.

Our next question comes from Mark Anderson of Sacramento Business Journal. Please go ahead.

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Mark Anderson

Hello Dr. Xu. I was curious you went through them very quickly and I missed them. What are the other indications in the therapeutic pipeline?

Chris Xu

Hello Mark. The other indications which I mentioned will be orthopedic, orthopedic applications and other vascular applications other than CLI.

Mark Anderson

Okay, part of that, but not CLI.

Chris Xu

Yes.

Mark Anderson

Okay, and then you had mentioned that you are interim. Do you plan to be interim for months, weeks, years?

Chris Xu

This is a very good question. So I am an interim CEO and this Company really is in a very sensitive stage, but I am committed to see the transition and to see the growth of this Company. This is my commitment to the Company. So personally I’m very committed to see changes, including development and launching of new products of the company so that the Company can be transitioned into a position for rapid growth. And because this company has great future and I just want to see that happen. So it really takes whatever time is necessary for me to be in this position to find a better person, a permanent CEO that can step in. Meanwhile, I think time is not the issue, rather to see the company transitioning into a rapid growth and better position is the mission.

Mark Anderson

Okay, and then toward that end, is Boyalife willing to put more money in?

Chris Xu

There are various different resources, Boyalife is a majority shareholder. Boyalife of course has all reasons to see the growth of a company, of this Company, but there are also additional resources out there. There are additional Pharma out there that can bring into the picture; that can be brought into collaboration. So we are exploring various different approaches.

Mark Anderson

Okay. Could you announce any of those yet or is that still too early?

Chris Xu

We are just starting to explore different possibilities; it is still too early to announce any of those.

Mark Anderson

Okay.

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Chris Xu

It is still just in the journey.

Mark Anderson

Okay. Fair enough. I appreciate the time. Thank you.

Chris Xu

Thanks.

Operator

Once again, if you have a question, please press “*” and then “1”. We will pause momentarily to reassemble our roster.

It appears we have no further questions at this time. This concludes the question-and-answer session. I would like to turn the conference back over to Dr. Xu for any closing remarks.

CONCLUSION

Chris Xu

Well, in closing, let me thank everybody for joining the call. As part of the management team here we look forward to the changes and upcoming future of the company. With that let me wish you all a very good evening. And I look forward to speaking with you next time. Thank you.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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